Exhibit 99.1

NEWS RELEASE January 27, 2016

Contacts: Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS FOURTH QUARTER AND
FULL YEAR 2015 RESULTS; RAISES FULL YEAR 2016 OUTLOOK; ANNOUNCES CEO SUCCESSION PLAN

HIGHLIGHTS

•
Exceeded the midpoint of previously provided full year 2015 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO, resulting in 8% growth in AFFO per share from 2014 to 2015

•
Increased midpoint of full year 2016 Outlook for site rental revenues, Adjusted EBITDA and AFFO by $10 million, $12 million and $11 million, respectively; increased midpoint of full year 2016 Outlook for AFFO per share to $4.68, representing an increase of approximately 9% year-over-year

•	Announced CEO succession plan; effective June 1, 2016, Jay Brown will become President and Chief Executive Officer

•	Updated timing of fourth quarter 2015 earnings conference call; now scheduled earlier for Thursday, January 28, 2016, at 8:00 a.m. eastern time

January 27, 2016 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the quarter and year ended December 31, 2015 and announced that the Board of Directors has approved a succession plan for its Chief Executive Officer. Effective June 1, 2016, Jay Brown, currently Crown Castle’s Chief Financial Officer, will become Crown Castle’s President and Chief Executive Officer. Ben Moreland, currently Crown Castle’s President and Chief Executive Officer, will remain in an executive position as Executive Vice-Chairman of the Board of Directors.
"The fourth quarter 2015 results demonstrate the continuing investments being made by the wireless carriers as they seek to improve network quality and capacity in order to meet consumer demand," stated Mr. Moreland. "In addition to delivering great results throughout the year, we accomplished a number of strategic objectives in 2015 that strengthened our portfolio of assets, expanded our growth opportunities and fortified our balance sheet. Looking ahead to the remainder of 2016 and beyond, we believe the positive underlying fundamentals driving the increase in mobile data and the resulting need for continued network investments remain strong, as evidenced by our increased full year

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2016 Outlook and our long-term goal of achieving 6% to 7% annual growth in dividend per share. Our confidence in delivering this level of growth is underpinned by our long-term, high quality tenant leases that represent $20 billion in future contracted rent payments and the attractive value proposition that we offer to the wireless carriers. As a shared wireless infrastructure provider, Crown Castle provides the wireless carriers with quick and cost-effective access to wireless infrastructure as they seek to upgrade and enhance their networks to meet increasing consumer demand for mobile data."

RESULTS FOR THE QUARTER
The table below sets forth select financial results for the three month period ended December 31, 2015. For further information, refer to the financial statements and non-GAAP financial measure reconciliations and other calculations included in this press release. Unless otherwise indicated, figures presented in this press release do not include financial results of Crown Castle’s former Australian subsidiary ("CCAL"). As previously announced, Crown Castle completed the sale of CCAL on May 28, 2015.

($ in millions, except per share amounts)	Actual				Midpoint Q4 2015 Outlook(a)	Actual Compared to Outlook
	Q4 2014	Q4 2015	$ Change	% Change
Site Rental Revenues	$723	$785	+$62	9%	$781	+$4
Site Rental Gross Margin	$494	$538	+$44	9%	$537	+$1
Adjusted EBITDA	$520	$540	+$20	4%	$539	+$1
AFFO	$328	$372	+$44	13%	$371	+$1
AFFO per Share	$0.98	$1.11	+$0.13	13%	$1.11	—

(a)	As issued on October 21, 2015

•	Crown Castle exceeded the midpoint of its previously provided fourth quarter 2015 Outlook for site rental revenues, site rental gross margin, Adjusted EBITDA and AFFO.

•
Site rental revenue growth of $62 million from fourth quarter 2014 to fourth quarter 2015 is comprised of $49 million in Organic Site Rental Revenue growth, less $17 million in adjustments for straight-line accounting, plus $30 million in contributions from acquisitions, including Sunesys, and other items. The Organic Site Rental Revenue growth of $49 million represents approximately 7% year-over-year growth, comprised of 10% growth from new leasing activity and contracted tenant escalations, net of 3% of tenant non-renewals.

•
During fourth quarter 2015, the Sunesys acquisition generated $26 million in site rental revenues, $19 million in site rental gross margin and $4 million in general and administrative expenses. The Sunesys acquisition closed on August 4, 2015.

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RESULTS FOR THE YEAR
The table below sets forth select financial results for the twelve month period ended December 31, 2015.

($ in millions, except per share amounts)	Actual				Midpoint Full Year 2015 Outlook(a)	Actual Compared to Outlook
	2014	2015	$ Change	% Change
Site Rental Revenues	$2,867	$3,018	+$151	5%	$3,014	+$4
Site Rental Gross Margin	$1,960	$2,055	+$95	5%	$2,053	+$2
Adjusted EBITDA	$2,051	$2,119	+$68	3%	$2,118	+$1
AFFO	$1,324	$1,437	+$113	9%	$1,436	+$1
AFFO per Share	$3.97	$4.30	+$0.33	8%	$4.30	—

(a)	As issued on October 21, 2015

•
Site rental revenue growth of $151 million from full year 2014 to full year 2015 is comprised of $166 million in Organic Site Rental Revenue growth, less $72 million in adjustments for straight-line accounting, plus $57 million in contributions from acquisitions, including Sunesys, and other items. The Organic Site Rental Revenue growth of $166 million represents approximately 6% year-over-year growth, comprised of 10% growth from new leasing activity and contracted tenant escalations, net of 4% of tenant non-renewals.

•	For full year 2015, the Sunesys acquisition generated $42 million in site rental revenues, $30 million in site rental gross margin and $6 million in general and administrative expenses.

INVESTING AND FINANCING ACTIVITIES
During fourth quarter 2015, Crown Castle invested approximately $251 million in capital expenditures, comprised of $23 million of land purchases, $29 million of sustaining capital expenditures and $199 million of revenue generating capital expenditures. Revenue generating capital expenditures consisted of $90 million on existing sites and $109 million on the construction of new sites, primarily small cell construction activity.
On December 31, 2015, Crown Castle paid a quarterly common stock dividend of $0.885 per common share, or approximately $295 million in the aggregate. During the twelve month period ended December 31, 2015, Crown Castle paid quarterly common stock dividends, in the aggregate, of $3.345 per common share, of which $2.419 per common share has been characterized as capital gains distributions. For further information regarding the tax characterization of Crown Castle's 2015 common stock and preferred stock distributions, please refer to Crown Castle's press release issued on January 20, 2016.
As of December 31, 2015, Crown Castle had approximately $179 million in cash and cash equivalents (excluding restricted cash). Further, on January 21, 2016, Crown Castle International Corp. announced it completed a new $5.5 billion Senior Unsecured Credit Facility ("New Facility") consisting of a $2.5 billion five-year Senior Unsecured Revolving Credit Facility ("Revolver") maturing on January 21, 2021, a $2.0 billion Senior Unsecured Term Loan A Facility maturing on January 21, 2021 and a $1.0 billion Senior Unsecured 364-Day Revolving Facility maturing on January 19, 2017. The proceeds from the New Facility, together with cash on hand, were used to repay

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all outstanding borrowings under the existing Senior Secured Credit Facility of Crown Castle Operating Company. As of January 26, 2016, Crown Castle had approximately $1.6 billion of availability under its Revolver.
"We delivered great results throughout 2015 and accomplished several significant milestones that I believe position us to continue our track record of creating value for our shareholders," stated Mr. Brown. "During 2015, we achieved an investment grade credit rating from each of S&P and Fitch Ratings. Further, in 2015, we redeployed capital from the divestiture of our Australian business to further grow and strengthen our leadership position in wireless infrastructure in the U.S., which we believe is the most attractive market for wireless investment. We believe the quality of our U.S.-focused portfolio of approximately 40,000 towers and 16,000 miles of fiber supporting small cell deployments, together with the strength of our balance sheet, illustrates the importance we place on generating a high-quality, growing dividend stream and attractive total returns for our shareholders."

SUCCESSION PLAN FOR CHIEF EXECUTIVE OFFICER
As approved by Crown Castle’s Board of Directors, effective June 1, 2016, Mr. Brown will become Crown Castle’s President and Chief Executive Officer. Crown Castle currently expects that Mr. Brown will be nominated to stand for election to its Board of Directors at the 2016 annual meeting of stockholders. Mr. Moreland will remain in an executive position as Executive Vice-Chairman of the Board of Directors with principal responsibility for overseeing Crown Castle’s strategy and ensuring leadership continuity.
"The Board of Directors is extremely pleased to put in place a succession plan that we believe ensures continuity of the Company’s strategy and vision," stated J. Landis Martin, Crown Castle’s Chairman of the Board of Directors. "Over the last eight years, Mr. Moreland, Mr. Brown and Crown Castle’s leadership team have positioned Crown Castle as the leading wireless infrastructure provider in the U.S. by focusing on execution and disciplined capital allocation. With the appointment of Mr. Brown as Chief Executive Officer, the Board of Directors is confident that this focus remains unchanged as we continue to deliver value for our shareholders, customers and employees."
"It has truly been an honor to work with the most talented employees and leadership team in the industry, and I am proud of what we have accomplished," stated Mr. Moreland. "It has been a privilege to lead Crown Castle, and I would like to thank our leadership team and employees for their support and dedication. Having worked closely with Jay for nearly 17 years, I am confident that he is the right leader for Crown Castle as we continue to take the company to new heights. In my new role, I look forward to working with Jay, the leadership team and the Board to help guide the overall strategy at Crown Castle as we continue to capitalize on the strong wireless industry fundamentals."
"Crown Castle is well-positioned for the tremendous opportunities that lie ahead in the U.S. as the wireless carriers continue to enhance their networks for consumers," stated Mr. Brown. "As such, our strategy remains unchanged. As Crown Castle has been for a long time, we will remain focused on driving long-term shareholder returns through disciplined capital allocation and delivering for our customers. I am excited about the new role and the opportunity to lead the Crown Castle team, which our customers rank as the best in the industry. Since 1999, Ben and

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I have worked closely together and he has been a great friend and mentor. I look forward to continuing to work together as we lead Crown Castle to the next chapter of growth."
Mr. Brown was appointed Senior Vice President, Chief Financial Officer and Treasurer effective July 2008. Mr. Brown was appointed Treasurer in May 2004 and served as Vice President of Finance from August 2001 until his appointment as Chief Financial Officer. Prior to that time and since joining Crown Castle in August of 1999, Mr. Brown served in a number of positions in corporate development and corporate finance. Mr. Brown is a certified public accountant.
The Company is conducting an executive search for the Chief Financial Officer to succeed Mr. Brown.

OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the Securities and Exchange Commission ("SEC").
The following table sets forth Crown Castle's current Outlook for first quarter 2016 and full year 2016:

(in millions, except per share amounts)	First Quarter 2016			Full Year 2016
Site rental revenues	$788	to	$793	$3,162	to	$3,187
Site rental cost of operations	$245	to	$250	$992	to	$1,017
Site rental gross margin	$540	to	$545	$2,160	to	$2,185
Adjusted EBITDA(a)	$533	to	$538	$2,168	to	$2,193
Interest expense and amortization of deferred financing costs(b)	$127	to	$132	$517	to	$537
FFO(a)	$326	to	$331	$1,411	to	$1,436
AFFO(a)	$378	to	$383	$1,561	to	$1,586
AFFO per share(a)(c)	$1.13	to	$1.15	$4.64	to	$4.72
Net income (loss)	$54	to	$95	$356	to	$463

(a)	See reconciliation of this non-GAAP financial measures to net income (loss) included herein.

(b)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(c)
Based on diluted shares outstanding as of December 31, 2015 of approximately 334 million shares for the first quarter 2016. Full year 2016 assumes diluted shares outstanding of approximately 336 million shares, inclusive of the assumed conversion of the mandatory convertible preferred stock in November 2016.

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Full Year 2016 Outlook
The table below compares the results for full year 2015, the midpoint of the current full year 2016 Outlook and the midpoint of the previously provided full year 2016 Outlook for select metrics:

	FY 2015 to Midpoint of FY 2016 Outlook Comparison				Previous Full Year 2016 Outlook(a)	Current Compared to Previous Outlook
($ in millions, except per share amounts)	Full Year 2015 Actual	Current Full Year 2016 Outlook	$ Change	% Change
Site Rental Revenues	$3,018	$3,175	+$157	+5%	$3,165	+$10
Site Rental Gross Margin	$2,055	$2,173	+$118	+6%	$2,166	+$7
Adjusted EBITDA	$2,119	$2,181	+$62	+3%	$2,169	+$12
AFFO	$1,437	$1,574	+$137	+10%	$1,563	+$11
AFFO per Share	$4.30	$4.68	+$0.38	+9%	$4.66	+$0.02

(a)	As issued on October 21, 2015

•
The chart below reconciles the components of expected growth, at the midpoint, in site rental revenues and Organic Site Rental Revenue from 2015 to 2016 of approximately $157 million and $165 million, respectively. Organic Site Rental Revenue growth is expected be approximately 6%, at the midpoint, from 2015 to 2016.

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•	The chart below reconciles the components of expected growth in AFFO from 2015 to 2016 of approximately $137 million at the midpoint.

•
Expected network services gross margin contribution for full year 2016 remains $230 million to $250 million, which is unchanged from the previously provided full year 2016 Outlook, compared to full year 2015 contribution of $288 million. The year-over-year decline is primarily driven by equipment decommissioning fees generated during 2015 which are not expected to recur in 2016. Network services gross margin contribution for first quarter 2016 is expected to be $50 million to $60 million compared to fourth quarter 2015 contribution of $66 million.

•
Sunesys is expected to generate approximately $105 million in site rental revenues, $75 million in site rental gross margin and $15 million in general and administrative expenses during full year 2016.

•
Additional information regarding Crown Castle's expectations for site rental revenue growth, including tenant non-renewals, is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, January 28, 2016, at 8:00 a.m. eastern time. The conference call may be accessed by dialing 877-857-6173 and asking for the Crown Castle call (access code 331503) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at http://investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at http://investor.crowncastle.com.
A telephonic replay of the conference call will be available from 11:00 a.m. eastern time on Thursday, January 28, 2016, through 11:00 a.m. eastern time on Wednesday, April 27, 2016, and may be accessed by dialing 888-203-1112

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and using access code 331503. An audio archive will also be available on the company's website at http://investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 17,000 small cell nodes supported by approximately 16,000 miles of fiber, Crown Castle is the nation's largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. For more information on Crown Castle, please visit www.crowncastle.com.

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Non-GAAP Financial Measures and Other Calculations
This press release includes presentations of Adjusted EBITDA, Funds from Operations, Adjusted Funds from Operations, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")). Each of the amounts included in the calculation of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues, and Site Rental Revenues, as Adjusted, are computed in accordance with GAAP, with the exception of: (1) sustaining capital expenditures, which is not defined under GAAP and (2) our adjustment to the income tax provision in calculations of AFFO for periods prior to our REIT conversion.
Our measures of Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, may not be comparable to similarly titled measures of other companies, including other companies in the tower sector or those reported by other REITs. Our FFO and AFFO may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts, including with respect to the impact of income taxes for periods prior to our REIT conversion.
Adjusted EBITDA, FFO, AFFO, Organic Site Rental Revenues and Site Rental Revenues, as Adjusted, are presented as additional information because management believes these measures are useful indicators of the financial performance of our core businesses. In addition, Adjusted EBITDA is a measure of current financial performance used in our debt covenant calculations.
Adjusted EBITDA. Crown Castle defines Adjusted EBITDA as net income (loss) plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, gains (losses) on retirement of long-term obligations, net gain (loss) on interest rate swaps, gains (losses) on foreign currency swaps, impairment of available-for-sale securities, interest income, other income (expense), benefit (provision) for income taxes, cumulative effect of a change in accounting principle, income (loss) from discontinued operations and stock-based compensation expense.
Funds from Operations ("FFO"). Crown Castle defines Funds from Operations as net income plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred stock dividends, and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. Crown Castle defines FFO per share as FFO divided by the diluted weighted average common shares outstanding.
Adjusted Funds from Operations ("AFFO"). Crown Castle defines Adjusted Funds from Operations as FFO before straight-line revenue, straight-line expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, gain (loss) on retirement of long-term obligations, net gain (loss) on interest rate swaps, acquisition and integration costs, and adjustments for noncontrolling interests, and less capital improvement capital expenditures and corporate capital expenditures.
AFFO per share. Crown Castle defines AFFO per share as AFFO divided by diluted weighted average common shares outstanding.
Site Rental Revenues, as Adjusted. Crown Castle defines Site Rental Revenues, as Adjusted, as site rental revenues, as reported, less straight-line revenues.
Organic Site Rental Revenues. Crown Castle defines Organic Site Rental Revenues as site rental revenues, as reported, less straight-line revenues, the impact of tower acquisitions and construction, foreign currency adjustments and certain non recurring items.
Sustaining capital expenditures. Crown Castle defines sustaining capital expenditures as either (1) corporate related capital improvements, such as buildings, information technology equipment and office equipment or (2) capital improvements to tower sites that enable our customers' ongoing quiet enjoyment of the tower.
The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.

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Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures and Other Calculations:

Adjusted EBITDA for the three and twelve months ended December 31, 2015 and 2014 is computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
(in millions)
Net income (loss)	$141.1	$152.6	$1,524.3	$398.8
Adjustments to increase (decrease) net income (loss):
Income (loss) from discontinued operations	1.7	(24.0)	(999.0)	(52.5)
Asset write-down charges	13.8	3.6	33.5	14.2
Acquisition and integration costs	3.7	5.3	15.7	34.1
Depreciation, amortization and accretion	269.6	246.8	1,036.2	985.8
Amortization of prepaid lease purchase price adjustments	5.1	5.4	20.5	20.0
Interest expense and amortization of deferred financing costs(a)	128.3	141.1	527.1	573.3
Gains (losses) on retirement of long-term obligations	—	—	4.2	44.6
Interest income	(0.7)	—	(1.9)	(0.3)
Other income (expense)	1.5	(21.3)	(57.0)	(12.0)
Benefit (provision) for income taxes(c)	(42.1)	(3.1)	(51.5)	(11.2)
Stock-based compensation expense	17.9	13.2	67.1	56.4
Adjusted EBITDA(b)	$539.8	$519.6	$2,119.2	$2,051.3

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(c)
For the three months and year ended December 31, 2015, primarily consists of the de-recognition of net deferred tax liabilities related to the Company completing all the necessary steps to include the small cells as part of the REIT.

Adjusted EBITDA for the quarter ending March 31, 2016 and the year ending December 31, 2016 is forecasted as follows:

	Q1 2016			Full Year 2016
(in millions)	Outlook			Outlook
Net income (loss)	$54	to	$95	$356	to	$463
Adjustments to increase (decrease) net income (loss):
Asset write-down charges	$4	to	$6	$15	to	$25
Acquisition and integration costs	$2	to	$5	$10	to	$15
Depreciation, amortization and accretion	$263	to	$268	$1,050	to	$1,070
Amortization of prepaid lease purchase price adjustments	$4	to	$6	$20	to	$22
Interest expense and amortization of deferred financing costs(a)	$127	to	$132	$517	to	$537
Gains (losses) on retirement of long-term obligations	$25	to	$33	$25	to	$33
Interest income	$(2)	to	$0	$(3)	to	$(1)
Other income (expense)	$(1)	to	$2	$1	to	$3
Benefit (provision) for income taxes	$2	to	$6	$16	to	$24
Stock-based compensation expense	$19	to	$21	$79	to	$84
Adjusted EBITDA(b)	$533	to	$538	$2,168	to	$2,193

(a)	See the reconciliation of "components of interest expense and amortization of deferred financing costs" herein for a discussion of non-cash interest expense.

(b)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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FFO and AFFO for the quarter ending March 31, 2016 and the year ending December 31, 2016 are forecasted as follows:

	Q1 2016			Full Year 2016
(in millions, except share and per share amounts)	Outlook			Outlook
Net income	$54	to	$95	$356	to	$463
Real estate related depreciation, amortization and accretion	$259	to	$262	$1,033	to	$1,048
Asset write-down charges	$4	to	$6	$15	to	$25
Dividends on preferred stock	$(11)	to	$(11)	$(44)	to	$(44)
FFO(b)(c)(e)	$326	to	$331	$1,411	to	$1,436

FFO (from above)	$326	to	$331	$1,411	to	$1,436
Adjustments to increase (decrease) FFO:
Straight-line revenue	$(20)	to	$(15)	$(50)	to	$(35)
Straight-line expense	$21	to	$26	$81	to	$96
Stock-based compensation expense	$19	to	$21	$79	to	$84
Non-cash portion of tax provision	$0	to	$5	$5	to	$20
Non-real estate related depreciation, amortization and accretion	$4	to	$6	$17	to	$22
Amortization of non-cash interest expense	$4	to	$7	$17	to	$23
Other (income) expense	$(1)	to	$2	$1	to	$3
Gains (losses) on retirement of long-term obligations	$25	to	$33	$25	to	$33
Acquisition and integration costs	$2	to	$5	$10	to	$15
Capital improvement capital expenditures	$(12)	to	$(10)	$(48)	to	$(43)
Corporate capital expenditures	$(10)	to	$(8)	$(31)	to	$(26)
AFFO(b)(c)(e)	$378	to	$383	$1,561	to	$1,586
Weighted average common shares outstanding — diluted(a)(d)	334.3			336.3
AFFO per share(b)(e)	$1.13	to	$1.15	$4.64	to	$4.72

(a)
Based on diluted shares outstanding as of December 31, 2015 of approximately 334 million shares for the first quarter 2016. Full year 2016 assumes diluted shares outstanding of approximately 336 million shares, inclusive of the assumed conversion of the mandatory convertible preferred stock in November 2016.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of the definitions of FFO and AFFO.

(c)	FFO and AFFO are reduced by cash paid for preferred stock dividends.

(d)	The diluted weighted average common shares outstanding assumes no conversion of preferred stock in the share count other than as discussed in footnote (a).

(e)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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Organic Site Rental Revenue growth for the year ending December 31, 2016 is forecasted as follows:

	Midpoint of Full Year
(in millions of dollars)	2016 Outlook	Full Year 2015
GAAP site rental revenues	$3,175	$3,018
Site rental straight-line revenues	(43)	(111)
Other - Non-recurring	—	—
Site Rental Revenues, as Adjusted(a)(c)	$3,132	$2,907
Cash adjustments:
Other	—
Acquisitions and builds(b)	(62)
Organic Site Rental Revenues(a)(c)(d)	$3,070
Year-Over-Year Revenue Growth
GAAP site rental revenues	5.2%
Site Rental Revenues, as Adjusted	7.7%
Organic Site Rental Revenues(e)(f)	5.6%

(a)	Includes amortization of prepaid rent.

(b)	The financial impact of acquisitions and tower builds is excluded from organic site rental revenues until the one-year anniversary of the acquisition or build.

(c)	Includes Site Rental Revenues, as Adjusted, from the construction of new small cell nodes.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)	Year-over-year Organic Site Rental Revenue growth for the year ending December 31, 2016:

Midpoint of Full Year 2016 Outlook
New leasing activity	6.0%
Escalators	3.0%
Organic Site Rental Revenue growth, before non-renewals	9.0%
Non-renewals	(3.4)%
Organic Site Rental Revenue growth	5.6%

(f)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenues for the current period.

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Organic Site Rental Revenue growth for the quarter and year ended December 31, 2015 is as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in millions of dollars)	2015	2014	2015	2014
Reported GAAP site rental revenues	$785	$723	$3,018	$2,867
Site rental straight-line revenues	(22)	(39)	(111)	(183)
Other - Non-recurring	—	—	—	(5)
Site Rental Revenues, as Adjusted(a)(c)	$763	$685	$2,907	$2,678
Cash adjustments:
Other	—		—
Acquisitions and builds(b)	(30)		(63)
Organic Site Rental Revenues(a)(c)(d)	$734		$2,844
Year-Over-Year Revenue Growth
Reported GAAP site rental revenues	8.6%		5.3%
Site Rental Revenues, as Adjusted	11.4%		8.5%
Organic Site Rental Revenues(e)(f)	7.1%		6.2%

(a)	Includes amortization of prepaid rent.

(b)	The financial impact of acquisitions and tower builds is excluded from organic site rental revenues until the one-year anniversary of the acquisition or build.

(c)	Includes Site Rental Revenues, as Adjusted from the construction of new small cells.

(d)	See "Non-GAAP Financial Measures and Other Calculations" herein.

(e)	Quarter-over-quarter and year-over-year Organic Site Rental Revenue growth for the period ending December 31, 2015:

	Three Months Ended December 31, 2015	Twelve Months Ended December 31, 2015
New leasing activity	6.9%	6.4%
Escalators	3.4%	3.4%
Organic Site Rental Revenue growth, before non-renewals	10.3%	9.8%
Non-renewals	(3.2)%	(3.6)%
Organic Site Rental Revenue Growth	7.1%	6.2%

(f)	Calculated as the percentage change from Site Rental Revenues, as Adjusted, for the prior period when compared to Organic Site Rental Revenues for the current period.

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News Release continued:	Page 14

FFO and AFFO for the three and twelve months ended December 31, 2015 and 2014 are computed as follows:

	For the Three Months Ended		For the Twelve Months Ended
(in millions, except share and per share amounts)	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Net income(a)	$142.7	$128.6	$525.3	$346.3
Real estate related depreciation, amortization and accretion	264.7	243.1	1,018.3	971.6
Asset write-down charges	13.8	3.6	33.5	14.2
Dividends on preferred stock	(11.0)	(11.0)	(44.0)	(44.0)
FFO(b)(c)(e)	$410.3	$364.3	$1,533.1	$1,288.1
Weighted average common shares outstanding — diluted(d)	334.3	333.6	334.1	333.3
FFO per share(b)(e)	$1.23	$1.09	$4.59	$3.87

FFO (from above)	$410.3	$364.3	$1,533.1	$1,288.1
Adjustments to increase (decrease) FFO:
Straight-line revenue	(22.3)	(38.7)	(111.3)	(183.4)
Straight-line expense	24.8	25.9	98.7	101.9
Stock-based compensation expense	17.9	13.2	67.1	56.4
Non-cash portion of tax provision(f)	(43.7)	(4.9)	(63.9)	(19.5)
Non-real estate related depreciation, amortization and accretion	4.8	3.8	17.9	14.2
Amortization of non-cash interest expense	4.7	19.5	37.1	80.9
Other (income) expense	1.5	(21.3)	(57.0)	(12.0)
Gains (losses) on retirement of long-term obligations	—	—	4.2	44.6
Acquisition and integration costs	3.7	5.3	15.7	34.1
Capital improvement capital expenditures	(14.3)	(15.6)	(46.8)	(31.1)
Corporate capital expenditures	(15.2)	(23.1)	(58.1)	(50.3)
AFFO(b)(c)(e)	$372.2	$328.3	$1,436.6	$1,324.1
Weighted average common shares outstanding — diluted(d)	334.3	333.6	334.1	333.3
AFFO per share(b)(e)	$1.11	$0.98	$4.30	$3.97

(a)
Exclusive of income (loss) from discontinued operations and related noncontrolling interest of $(2 million) and $24 million for the three months ended December 31, 2015 and 2014, respectively and $1.0 billion and $52 million for the twelve months ended December 31, 2015 and 2014, respectively.

(b)	See "Non-GAAP Financial Measures and Other Calculations" herein for a discussion of our definitions of FFO and AFFO.

(c)	FFO and AFFO are reduced by cash paid for preferred stock dividends.

(d)	The diluted weighted average common shares outstanding assumes no conversion of preferred stock in the share count.

(e)	The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

(f)
For the three months and year ended December 31, 2015, primarily consists of the de-recognition of net deferred tax liabilities related to the Company completing all the necessary steps to include the small cells as part of the REIT.

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News Release continued:	Page 15

The components of interest expense and amortization of deferred financing costs for the three months ended December 31, 2015 and 2014 are as follows:

	For the Three Months Ended
(in millions)	December 31, 2015	December 31, 2014
Interest expense on debt obligations	$123.6	$121.5
Amortization of deferred financing costs	5.5	5.5
Amortization of adjustments on long-term debt	0.1	(0.9)
Amortization of interest rate swaps(a)	—	15.3
Other, net	(0.8)	(0.3)
Interest expense and amortization of deferred financing costs	$128.3	$141.1

(a)	Relates to the amortization of interest rate swaps; the swaps were cash settled in prior periods.

The components of interest expense and amortization of deferred financing costs for the quarter ending March 31, 2016 and the year ending December 31, 2016 are forecasted as follows:

	Q1 2016			Full Year 2016
(in millions)	Outlook			Outlook
Interest expense on debt obligations	$124	to	$126	$502	to	$512
Amortization of deferred financing costs	$4	to	$6	$21	to	$23
Amortization of adjustments on long-term debt	$0	to	$1	$(1)	to	$1
Other, net	$0	to	$0	$(3)	to	$(1)
Interest expense and amortization of deferred financing costs	$127	to	$132	$517	to	$537

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News Release continued:	Page 16

Debt balances and maturity dates as of December 31, 2015 are as follows:

(in millions)	Face Value	Face Value
		As Adjusted(a)	Final Maturity
Revolver	—	855.0	Jan. 2021
Senior Unsecured 364-day Revolving Credit Facility	—	1,000.0	Jan. 2017
Senior Unsecured Term Loan A	—	2,000.0	Jan. 2021
2012 Revolver	1,125.0	—	Jan. 2019
Term Loan A	629.4	—	Jan. 2019
Term Loan B	2,247.0	—	Jan. 2021
4.875% Senior Notes	850.0	850.0	Apr. 2022
5.25% Senior Notes	1,650.0	1,650.0	Jan. 2023
2012 Secured Notes(b)	1,500.0	1,500.0	Dec. 2017/Apr. 2023
Senior Secured Notes, Series 2009-1(c)	141.6	141.6	Various
Senior Secured Tower Revenue Notes, Series 2010-2-2010-3(d)	1,600.0	1,600.0	Various
Senior Secured Tower Revenue Notes, Series 2010-4-2010-6(e)	1,300.0	1,300.0	Various
Senior Secured Tower Revenue Notes, Series 2015-1-2015-2(f)	1,000.0	1,000.0	Various
Capital Leases and Other Obligations	209.8	209.8	Various
Total Debt	$12,252.7	$12,106.3
Less: Cash and Cash Equivalents(g)	$178.8	$136.4
Net Debt	$12,073.9	$11,969.9

(a)
After giving effect to the issuance of the New Facility, the repayment of the previously existing revolving credit facility ("2012 Revolver"), Term Loan A, and Term Loan B and the receipt of the installment payment from the sale of CCAL in January 2016.

(b)	The 2012 Secured Notes consist of $500 million aggregate principal amount of 2.381% secured notes due 2017 and $1.0 billion aggregate principal amount of 3.849% secured notes due 2023.

(c)
The Senior Secured Notes, Series 2009-1 consist of $71.6 million of principal as of December 31, 2015 that amortizes during the period beginning January 2010 and ending in 2019, and $70.0 million of principal that amortizes during the period beginning in 2019 and ending in 2029.

(d)	The Senior Secured Tower Revenue Notes Series 2010-2 and 2010-3 have principal amounts of $350.0 million and $1.25 billion with anticipated repayment dates of 2017 and 2020, respectively.

(e)	The Senior Secured Tower Revenue Notes Series 2010-5 and 2010-6 have principal amounts of $300.0 million and $1.0 billion with anticipated repayment dates of 2017 and 2020, respectively.

(f)	The Senior Secured Tower Revenue Notes Series 2015-1 and 2015-2 have principal amounts of $300.0 million and $700.0 million with anticipated repayment dates of 2022 and 2025, respectively.

(g)	Excludes restricted cash.

Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:

(in millions)	For the Three Months Ended December 31, 2015
Total face value of debt(a)	$12,106.3
Ending cash and cash equivalents(a)	136.4
Total Net Debt(a)	$11,969.9

Adjusted EBITDA for the three months ended December 31, 2015	$539.8
Last quarter annualized adjusted EBITDA	2,159.2
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.5	x

(a)
After giving effect to the issuance of the New Facility, the repayment of the 2012 Revolver, Term Loan A, and Term Loan B and the receipt of the installment payment from the sale of CCAL in January 2016.

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News Release continued:	Page 17

Sustaining capital expenditures for the three months ended December 31, 2015 and 2014 is computed as follows:

	For the Three Months Ended
(in millions)	December 31, 2015	December 31, 2014
Capital Expenditures	$250.7	$259.6
Less: Land purchases	22.7	32.1
Less: Wireless infrastructure construction and improvements	198.5	188.7
Sustaining capital expenditures	$29.5	$38.7

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News Release continued:	Page 18

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management's current expectations. Such statements include our Outlook and plans, projections, and estimates regarding (1) potential benefits, returns and shareholder value which may be derived from our business, assets, investments, dividends and acquisitions, including on a long-term basis, (2) our strategy and strategic position and strength of our business, (3) wireless consumer demand, (4) demand for our wireless infrastructure and services, (5) the executive management succession plan, (6) carrier network investments and upgrades, and the benefits which may be derived therefrom, (7) our growth and long-term prospects, (8) our dividends, including our dividend plans, the amount and growth of our dividends, the potential benefits therefrom and the tax characterization thereof, (9) the U.S. wireless market, (10) leasing activity, including the impact of such leasing activity on our results and Outlook, (11) the Sunesys acquisition, including potential benefits and impact therefrom and growth related thereto, (12) our investments, including in small cells, and the potential benefits therefrom, (13) non-renewal of leases and decommissioning of networks, including timing, the impact thereof and decommissioning fees, (14) capital expenditures, including sustaining capital expenditures, (15) timing items, (16) straight-line adjustments, (17) tower acquisitions and builds, (18) expenses, including general and administrative expense, (19) site rental revenues and Site Rental Revenues, as Adjusted, (20) site rental cost of operations, (21) site rental gross margin and network services gross margin, (22) Adjusted EBITDA, (23) interest expense and amortization of deferred financing costs, (24) FFO, including on a per share basis, (25) AFFO, including on a per share basis, (26) Organic Site Rental Revenues and Organic Site Rental Revenue growth, (27) net income (loss), (28) our common shares outstanding, including on a diluted basis, and (29) the utility of certain financial measures, including non-GAAP financial measures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions prevailing market conditions and the following:

•
Our business depends on the demand for wireless communications and wireless infrastructure, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in carrier network investment may materially and adversely affect our business (including reducing demand for new tenant additions and network services).

•
A substantial portion of our revenues is derived from a small number of customers, and the loss, consolidation or financial instability of any of our limited number of customers may materially decrease revenues or reduce demand for our wireless infrastructure and network services.

•
Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments and 4.50% Mandatory Convertible Preferred Stock limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.

•
We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.

•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.

•
As a result of competition in our industry, including from some competitors with significantly more resources or less debt than we have, we may find it more difficult to achieve favorable rental rates on our new or renewing customer contracts.

•
The business model for our small cell operations contains differences from our traditional site rental business, resulting in different operational risks. If we do not successfully operate that business model or identify or manage those operational risks, such operations may produce results that are less than anticipated.

•	New technologies may significantly reduce demand for our wireless infrastructure and negatively impact our revenues.

•	New wireless technologies may not deploy or be adopted by customers as rapidly or in the manner projected.

•	If we fail to retain rights to our wireless infrastructure, including the land under our sites, our business may be adversely affected.

•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.

•
The expansion and development of our business, including through acquisitions, increased product offerings, or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.

•	If we fail to comply with laws and regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.

•
If radio frequency emissions from wireless handsets or equipment on our wireless infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.

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News Release continued:	Page 19

•
Certain provisions of our certificate of incorporation, bylaws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.

•
Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.

•
Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the US Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.

•
Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.

•
If we fail to pay scheduled dividends on the 4.50% Mandatory Convertible Preferred Stock, in cash, common stock or any combination of cash and common stock, we will be prohibited from paying dividends on our common stock, which may jeopardize our status as a REIT.

•
We have limited experience operating as a REIT. Our failure to successfully operate as a REIT may adversely affect our financial condition, cash flow, the per share trading price of our common stock, or our ability to satisfy debt service obligations.

•	REIT ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. As used in this release, the term "including," and any variation thereof, means "including without limitation."

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News Release continued:	Page 20

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (in thousands, except share amounts)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$178,810	$151,312
Restricted cash	130,731	147,411
Receivables, net	313,296	313,308
Prepaid expenses	133,194	138,873
Other current assets	225,214	119,309
Assets from discontinued operations	—	412,783
Total current assets	981,245	1,282,996
Deferred site rental receivables	1,306,408	1,202,058
Property and equipment, net	9,580,057	8,982,783
Goodwill	5,513,551	5,196,485
Other intangible assets, net	3,779,915	3,681,551
Long-term prepaid rent, deferred financing costs and other assets, net	875,069	797,403
Total assets	$22,036,245	$21,143,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$159,629	$162,397
Accrued interest	66,975	66,943
Deferred revenues	322,623	279,882
Other accrued liabilities	199,923	182,081
Current maturities of debt and other obligations	106,219	113,335
Liabilities from discontinued operations	—	127,493
Total current liabilities	855,369	932,131
Debt and other long-term obligations	12,143,019	11,807,526
Other long-term liabilities	1,948,636	1,666,391
Total liabilities	14,947,024	14,406,048
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $.01 par value; 600,000,000 shares authorized; shares issued and outstanding: December 31, 2015—333,771,660 and December 31, 2014—333,856,632	3,338	3,339
4.50% Mandatory Convertible Preferred Stock, Series A, $.01 par value; 20,000,000 shares authorized; shares issued and outstanding: December 31, 2015 and 2014—9,775,000; aggregate liquidation value: December 31, 2015 and 2014—$977,500	98	98
Additional paid-in capital	9,548,580	9,512,396
Accumulated other comprehensive income (loss)	(4,398)	15,820
Dividends/distributions in excess of earnings	(2,458,397)	(2,815,428)
Total CCIC stockholders' equity	7,089,221	6,716,225
Noncontrolling interest from discontinued operations	—	21,003
Total equity	7,089,221	6,737,228
Total liabilities and equity	$22,036,245	$21,143,276

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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net revenues:
Site rental	$785,336	$723,416	$3,018,413	$2,866,613
Network services and other	160,500	202,452	645,438	672,143
Net revenues	945,836	925,868	3,663,851	3,538,756
Operating expenses:
Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental	247,625	229,877	963,869	906,152
Network services and other	94,381	124,939	357,557	400,454
General and administrative	87,042	70,124	310,921	257,296
Asset write-down charges	13,817	3,573	33,468	14,246
Acquisition and integration costs	3,677	5,293	15,678	34,145
Depreciation, amortization and accretion	269,558	246,816	1,036,178	985,781
Total operating expenses	716,100	680,622	2,717,671	2,598,074
Operating income (loss)	229,736	245,246	946,180	940,682
Interest expense and amortization of deferred financing costs	(128,346)	(141,070)	(527,128)	(573,291)
Gains (losses) on retirement of long-term obligations	—	—	(4,157)	(44,629)
Interest income	736	—	1,906	315
Other income (expense)	(1,482)	21,329	57,028	11,993
Income (loss) from continuing operations before income taxes	100,644	125,505	473,829	335,070
Benefit (provision) for income taxes	42,077	3,125	51,457	11,244
Income (loss) from continuing operations	142,721	128,630	525,286	346,314
Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	23,957	19,690	52,460
Net gain (loss) from disposal of discontinued operations, net of tax	(1,659)	—	979,359	—
Income (loss) from discontinued operations, net of tax	(1,659)	23,957	999,049	52,460
Net income (loss)	141,062	152,587	1,524,335	398,774
Less: Net income (loss) attributable to the noncontrolling interest	—	4,517	3,343	8,261
Net income (loss) attributable to CCIC stockholders	141,062	148,070	1,520,992	390,513
Dividends on preferred stock	(10,997)	(10,997)	(43,988)	(43,988)
Net income (loss) attributable to CCIC common stockholders	$130,065	$137,073	$1,477,004	$346,525

Net income (loss) attributable to CCIC common stockholders, per common share:
Income (loss) from continuing operations, basic	$0.39	$0.35	$1.45	$0.91
Income (loss) from discontinued operations, basic	$—	$0.06	$2.99	$0.13
Net income (loss) attributable to CCIC common stockholders, basic	$0.39	$0.41	$4.44	$1.04
Income (loss) from continuing operations, diluted	$0.39	$0.35	$1.44	$0.91
Income (loss) from discontinued operations, diluted	$—	$0.06	$2.98	$0.13
Net income (loss) attributable to CCIC common stockholders, diluted	$0.39	$0.41	$4.42	$1.04

Weighted-average common shares outstanding (in thousands):
Basic	333,107	332,416	333,002	332,302
Diluted	334,320	333,554	334,062	333,265

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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (in thousands)

	Twelve Months Ended December 31,
	2015		2014
Cash flows from operating activities:
Net income (loss) from continuing operations	$525,286		$346,314
Adjustments to reconcile net income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	1,036,178		985,781
Gains (losses) on retirement of long-term obligations	4,157		44,629
Gains (losses) on settled swaps	(54,475)		—
Amortization of deferred financing costs and other non-cash interest	37,126		80,854
Stock-based compensation expense	60,773		51,497
Asset write-down charges	33,468		14,246
Deferred income tax benefit (provision)	(60,618)		(21,859)
Other non-cash adjustments, net	(8,915)		(25,679)
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	320,625		411,005
Decrease (increase) in assets	(99,580)		(286,591)
Net cash provided by (used for) operating activities	1,794,025		1,600,197
Cash flows from investing activities:
Payments for acquisition of businesses, net of cash acquired	(1,102,179)		(461,651)
Capital expenditures	(908,892)		(758,535)
Receipts from foreign currency swaps	54,475		—
Other investing activities, net	(3,138)		3,477
Net cash provided by (used for) investing activities	(1,959,734)		(1,216,709)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,000,000		845,750
Principal payments on debt and other long-term obligations	(102,866)		(116,426)
Purchases and redemptions of long-term debt	(1,069,337)		(836,899)
Purchases of capital stock	(29,657)		(21,872)
Borrowings under revolving credit facility	1,790,000		1,019,000
Payments under revolving credit facility	(1,360,000)		(698,000)
Payments for financing costs	(19,642)		(15,899)
Net decrease (increase) in restricted cash	16,458		30,010
Dividends/distributions paid on common stock	(1,116,444)		(624,297)
Dividends paid on preferred stock	(43,988)		(44,354)
Net cash provided by (used for) financing activities	(935,476)		(462,987)
Net increase (decrease) in cash and cash equivalents - continuing operations	(1,101,185)		(79,499)
Discontinued operations:
Net cash provided by (used for) operating activities	2,700		65,933
Net cash provided by (used for) investing activities	1,103,577		(26,196)
Net increase (decrease) in cash and cash equivalents - discontinued operations	1,106,277		39,737
Effect of exchange rate changes	(1,902)		(8,012)
Cash and cash equivalents at beginning of period	175,620	(a)	223,394	(a)
Cash and cash equivalents at end of period	$178,810		$175,620	(a)
Supplemental disclosure of cash flow information:
Interest paid	489,970		491,076
Income taxes paid	28,771		18,770
________________

(a)	Inclusive of cash and cash equivalents included in discontinued operations.

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